EXHIBIT 99.1


FOR IMMEDIATE RELEASE


CHAMPION Communication Services, Inc. - Announces Second Quarter Results
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The Woodlands,  Texas, August 19, 2005 - CHAMPION Communication  Services,  Inc.
(the "Company") (TSX Venture Exchange Symbol: CHP and U.S. Over the Counter Bulletin Board Symbol: CCMS.OB) announced today unaudited financial results for the second quarter ended June 30, 2005. All amounts are in U.S. dollars.

The Company reported revenues of $341,000 for the second quarter ended June 30, 2005 compared to $615,000 for the quarter ended June 30, 2004. The loss of revenue is a result of continued churn experienced in domestic operations and the second quarter of 2004 reflected a Talk `N Track(TM) equipment sale and a SkyLink(TM) system sale.

Cost and expenses also decreased $240,000 for the second quarter 2005 from the second quarter 2004. This decrease in dispatch expenses reflects the reduced customer base and cost savings achieved by tower rent renegotiations. In addition, there was no equipment sales cost in the second quarter 2005.

Depreciation and amortization for the quarter ended June 30, 2005 was $57,000, compared to $111,000 for the quarter ended June 30, 2004. Amortization decreased due to licenses becoming fully amortized and due to the discontinued amortization of the SkyLink(TM) firmware.

General and administrative expenses decreased $161,000 for the three months ended June 30, 2005 as compared with the three months ended June 30, 2004, the result of discontinuing direct equipment sales, reductions in expenses corresponding to reductions in revenues and the CEO forgoing salary in lieu of a success-based commission agreement.

Effective January 1, 2005, subject to all required FCC consents, the Company contracted to sell its operations in Florida, Illinois and Indiana. The sale closed in April 2005 resulting in a gain on the sale of assets of $1,146,000.


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Net income for the quarter ended June 30, 2005 was $880,000, or $0.20 per share, compared to a net loss of $335,000, or $(0.08) per share, for the quarter ended June 30, 2004. The net gain on the sale of Florida, Illinois and Indiana netted with reduced revenues and expenses increased the net income for the second quarter 2005 as compared with 2004.

CHAMPION is a publicly  owned company  which trades on the TSX Venture  Exchange
(CHP) and U.S. Over the Counter Bulletin Board (CCMS.OB) and is a leader in wireless UHF trunked two-way communications.

As of August 2, 2005 there were 4,436,819 shares of the Company's common stock, $0.01 par value outstanding.

For further information contact:
Mr. Albert F. Richmond, Chief Executive Officer

Telephone:    1-800-614-6500
Fax:          1-281-364-1603

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Please note that this press release contains forward-looking  statements,  which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters discussed in this press release are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include, but are not limited to, the following: the Federal Communications Commission granting the requested license transfers; fluctuations in the Company's tower rental expenses; inventory and loan balances; competition; acquisition and expansion risk; liquidity and capital requirements; government regulation; the Company's ability to acquire and sell spectrum; and other factors listed from time to time in the Company's SEC reports.